EXHIBIT 10.2
EXECUTION   COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBIRD GAS STORAGE LLC

a Delaware Limited Liability Company

September 7, 2011

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM.  THE TRANSFER OF MEMBERSHIP INTERESTS IS FURTHER RESTRICTED BY ARTICLE X OF THIS AGREEMENT.

3552464.5/SP/16999/0148/090111

TABLE OF CONTENTS

                   Page

ARTICLE I	DEFINITIONS	2
1.1.	Defined Terms	2
1.2	Other Definitions	5
1.3.	Usage	5

ARTICLE II	ORGANIZATIONAL MATTERS	7
2.1.	Formation	7
2.2.	Name	7
2.3.	Registered Office and Agent	7
2.4.	Term	7
2.5.	Purposes	6
2.6.	Powers	7
2.7.	Company Property.	8
2.8.	Consent to Admission of Members	8
2.9.	Status of Manager and Members	8
2.10.	Certificates of Membership Interests	8
2.11.	No State Law Partnership	8
2.12.	Subsidiaries	9

ARTICLE III	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	9
3.1.	Initial Capital Contributions	9
3.2.	Additional Capital Contributions	9
3.3.	Capital Accounts	11
3.4.	No Right to Return of or Interest on Capital Account	11
3.5.	Member Loans	11

ARTICLE IV	ALLOCATIONS AND DISTRIBUTIONS	11
4.1.	Allocation of Profit or Loss	11
4.2.	Distributions of Distributable Cash.	11
4.3.	Withholding	12
4.4.	Limitation on Distributions.	12
4.5.	No Right to Partition or Distributions in Kind	12
4.6.	Recovery of Erroneous Distributions	12

ARTICLE V	MANAGEMENT	13
5.1.	Management and Control of Company Business.	13
5.2.	Delegation of Authority.	13
5.3.	Limitations on Manager Authority.	13
5.4.	Reliance	15
5.5.	Compensation and Expenses of Members and Manager	16
5.6.	Standards of Manager and Member Conduct.	16
5.7.	Resignation, Removal, and Replacement of Manager.	17

ARTICLE VI	LIABILITY AND INDEMNIFICATION	18
6.1.	Limitation of Liability	18
6.2.	Indemnification by Company	19
6.3.	Conduct Not Protected.	19
6.4.	Insurance	20
6.5.	Survival	20

ARTICLE VII	BOOKS AND RECORDS; REPORTS	20
7.1.	Maintenance of and Access to Books and Records	20
7.2.	Fiscal Year	20
7.3.	Financial, Operating Reports and Inspection Rights.	20
7.4.	Tax Reports.	21
7.5.	Transmission of Communications	21

ARTICLE VIII	TAX MATTERS	21
8.1.	Tax Classification	21
8.2.	Company Returns	21
8.3.	Tax Elections.	21
8.4.	Consistent Reporting	22
8.5.	Tax Proceedings.	22
8.6.	Information and Documents to Company	23
8.7.	Survival	23

ARTICLE IX	MEETINGS AND VOTING OF MEMBERS	23
9.1.	Meetings.	23
9.2.	Voting	23

ARTICLE X	TRANSFER OF MEMBERSHIP INTERESTS	24
10.1.	Limitation on Transfers.	24
10.2.	Permitted Transfer of Membership Interest.	24
10.3.	Conditions to Permitted Transfers of Membership Interests	25
10.4.	Right of First Offer	26
10.5.	MOP Option to Purchase all MUS Membership Interests	27
10.6.	Tag-Along Rights	28
10.7.	Effective Date; Distributions.	29
10.8	Transferor's Obligations	29
10.9	Assignee’s Rights and Obligations	29
10.10	Effect and Consequences of Prohibited Transfer.	29

ARTICLE XI	ADMISSION OF NEW MEMBERS	30
11.1.	Substituted Members	30
11.2.	Additional Members	30
11.3.	No Required Capital Contributions	31
11.4	Admendments to Exhibit A	31

ARTICLE XII	CONVERSION	31
12.1.	Conversion of Class B Interests	31

ARTICLE XIII	RESIGNATION OR REMOVAL OF MEMBERS	31
13.1.	Resignation of Members.	31
13.2.	Removal of Members.	32
13.3.	Status of Former Member	33

ARTICLE XIV		33
14.1.	Events Requiring Dissolution or Winding Up	33
14.2.	Winding Up Procedures.	33
14.3.	Continuation Without Winding Up.	34
14.4.	Liquidation of Assets and Application and Distribution of Proceeds.	34
14.5.	Certificate of Cancellation	35

ARTICLE XV	VALUATION	35
15.1.	Fair Value of Company Property	35
15.2.	Fair Value of Membership Interest.	35

ARTICLE XVI	GENERAL PROVISIONS
16.1.	Amendments.	36
16.2.	Notice	36
16.3.	Governing Law; Consent to Jurisdiction	37
16.4.	Waiver	37
16.5.	Entire Agreement	37
16.6.	Successors and Assigns	38
16.7.	Third-Parties	38
16.8.	Severability	38
16.9.	Construction	38
16.10.	Execution of Agreement	38
16.11.	Further Assurances	38
16.12.	Power of Attorney.	38
16.13.	Legal Representation	39

EXHIBIT A	MEMBERS’ CONTRIBUTIONS AND PERCENTAGE INTERESTS	1

APPENDIX A	PRINCIPLES OF ALLOCATION	1
A.1	Introduction	1
A.2	Definitions	1
A.3	Capital Accounts	4
A.4	Allocations of Net Profit and Net Loss	5
A.5	Tax Allocations	8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBIRD GAS STORAGE LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is entered into effective as of ________, 2011 (the “Effective Date”), by the persons identified on the signature page(s) hereof.

RECITALS

A.           The Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware effective as of May 24, 2011 to hold membership interests in Cardinal Gas Storage Partners LLC, a Delaware limited liability company (“Cardinal”).

B.           The Company has been governed by that certain Limited Liability Company Agreement dated effective as of May 27, 2011 (the “Old LLC Agreement”).

C.           Martin Underground Storage, Inc., a Texas corporation (“MUS”), and Martin Operating Partnership L.P., a Delaware limited partnership (“MOP”), constitute all the Members of the Company.

D.           At the time of Company’s formation, MUS contributed certain Category A membership interests in Cardinal (“Contributed Membership Interest”) to the Company in exchange for certain Class A Interests and MOP contributed cash in exchange for certain Class B Interests.

E.           The Members desire to amend and restate the Old LLC Agreement to (i) conform the definitions of “Class A Interests” and “Class B Interests” to reflect the actual Initial Capital Contributions that were made to the Company by MUS and MOP; (ii) permit or require MOP to make certain Additional Capital Contributions to the Company in exchange for Class A Interests in the Company and, if it does not make such contributions, permit MUS to make certain Additional Capital Contributions to the Company in exchange for Class A Interests; (iii) add additional rights and obligations between the Members, including a right of first offer, an option to purchase and tag-along rights; and (iv) to further amend the agreement to reflect certain other agreements between the Members.

NOW, THEREFORE, the undersigned hereby adopt this Agreement to supersede and replace in its entirety the Old LLC Agreement and constitute the limited liability company agreement of the Company as of the Effective Date:

ARTICLE I

DEFINITIONS

1.1. Defined Terms.  The following definitions and the definitions set forth in Appendix A to this Agreement, apply to the terms used in this Agreement for all purposes.

“Act” means the Delaware Limited Liability Company Act (Del. Code Ann. tit. 6, ch. 18).

“Additional Capital Contribution” means the sum of cash and the Fair Value of any property contributed to the Company with respect to a Membership Interest as permitted under this Agreement, but does not include an Initial Capital Contribution.

“Additional Member” means a person who acquires a Membership Interest from the Company after the Effective Date and is admitted to the Company as a Member pursuant to Section 11.2.  For the sake of clarity, neither MUS nor MOP shall be deemed an Additional Member to the extent that they make Additional Capital Contributions pursuant to Section 3.2.

“Affiliate” means a person who directly or indirectly controls, is controlled by, or is under common control with the person in question.

“Assignee” means (a) a person to whom a Membership Interest has been transferred by a Member or Assignee in a Permitted Transfer, or in a Prohibited Transfer that the Company is required by law to recognize, but who has not become a Member, and (b) a former Member as described in Section 13.3.

“Capital Contribution” means the sum of the Initial Capital Contribution and Additional Capital Contributions, if any, with respect to a Membership Interest.

“Cardinal LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Cardinal dated May 1, 2008, as amended from time to time.

“Certificate of Formation” means the certificate of formation filed with respect to the Company as provided in Section 2.1, as such certificate may be corrected, amended, or restated.

“Certificate of Membership Interest” means a certificate representing a Member’s Membership Interest in a form approved by the Manager.

“Class” means either the Class A Interests or the Class B Interests, as the case may be.  “Classes” means both the Class A Interests and the Class B Interests.

“Class A Interests” shall mean (a) the Class A Membership Interests initially issued to MUS in exchange for the contribution by MUS to the Company of its Category A membership interest in Cardinal representing 40.08175% of all outstanding Category A membership interests in Cardinal and 37.27603% of all outstanding classes of membership interests in Cardinal; (b) any additional Class A Interests issued pursuant to Section 3.2; and (c) any additional Class A Interests issued on Transfer of any Class A Interest or to any Additional Member.

“Class B Interests” shall mean (a) the Class B Membership Interests initially issued to MOP in exchange for its contribution to the Company of $59,903,568 of cash through the Effective Date, and which represents 100% of the Company’s economic rights associated with Cardinal’s investment in Monroe Gas Storage; and (b) any additional Class B Interests issued on Transfer of any Class B Interests or to any Additional Member.

“Class A Members” shall mean those Members holding Class A Interests.

“Class B Members” shall mean those Members holding Class B Interests.

“Company” means the limited liability company formed pursuant to the Certificate of Formation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any expense or loss (including any court costs, judgment or settlement payment, penalty, fine, tax, and reasonable attorney’s fees or other dispute resolution costs) paid or incurred in connection with or as a consequence of any Proceeding, net of any insurance or other recoveries received by the Indemnified Person with respect to the foregoing.

“Distributable Cash” means the cash and cash equivalents held by the Company (determined in accordance with its accounting policies for reporting cash flows), less any amount of such cash that the Manager determines should be retained for the reasonable current and future needs of the Company business.

“Fair Value” means, with respect to an asset or a Membership Interest, its Fair Value determined according to Article XV.

“Fair Market Value” means the price at which property would change hands between a willing seller and a willing buyer, neither being under any compulsion to sell.

“Formation Date” means the effective date of the original Certificate of Formation of the Company.

“Indemnified Person” means (a) a Member or Assignee; (b) a Manager; (c) a Liquidator (if any); (d) any Affiliate of the Company, a Member or Assignee, a Manager, or a Liquidator; and (e) any governing person, officer, employee, agent, or owner of the Company, a Member or Assignee, a Manager, a Liquidator, or any Affiliate of any of the foregoing.  A person is an Indemnified Person whether or not such person has the status required to be an Indemnified Person at the time any Proceeding is made or maintained as described in Article VI or at the time any amendment to this Agreement is proposed under Section 16.1, provided such person had the status required to be an Indemnified Person at the time of the relevant actions referenced in the Proceeding.

“Index Rate” means the rate specified in Section 2301 of the Delaware Commerce and Trade Code.

“Initial Capital Contribution” means the sum of any cash and the Fair Value of any property contributed to the Company by a Member with respect to a Membership Interest in connection with the original issuance of a Class of Membership Interest by the Company as set forth on Exhibit A.

“I.R.C.” means the Internal Revenue Code of 1986.

“Majority-in-Interest” means, with respect to each Class of Membership Interests, one or more Members owning collectively more than 50% of the Percentage Interests owned by all Members of the Class entitled to vote on the particular issue.

“Manager” initially means Ruben S. Martin, and thereafter means any person who becomes a replacement Manager hereunder, or the Members when they are acting pursuant to Section 5.7(d), in each case in such person’s capacity as Manager and for the period that such person has such capacity.

“Mandatory Distribution” means any distribution that a Member is entitled to receive and as to which the Member has attained the status of a creditor under Section 18-606 of the Act.

“Member” means any person identified as a member on Exhibit A, and any other person who becomes a member of the Company pursuant to this Agreement, who has not ceased to be a Member.  “Members” means all persons that are Members, collectively.

“Membership Interest” means a Member’s or Assignee’s economic interest in the Company or in a Class, as the case may be.  The term includes the Member’s or Assignee’s right to receive allocations of profits and losses and distributions as described in Article IV, and other rights and obligations under this Agreement or the Act of an Assignee who has not been admitted as a Member, but does not include any right to participate in management or any other right reserved under this Agreement or the Act exclusively to a Member.

“Monroe Gas Distributions” means the amount distributed to the Company from Monroe Cash Available for Distribution pursuant to Section 4.3(d) of the Cardinal LLC Agreement.

“Monroe Gas Storage” means Monroe Gas Storage Company, LLC, a Delaware limited liability company, which has been merged with a subsidiary of Cardinal pursuant to the Monroe Merger Agreement and, if such separate entity shall no longer exist, or if any of its assets shall be transferred to Cardinal or any of its subsidiaries, shall mean the aggregate of the business and operations previously conducted by Monroe Gas Storage Company, LLC.

“Monroe Merger Agreement” means that certain Agreement and Plan of Merger among MGS Holding LLC, MGS Merger Sub LLC, and Monroe Gas Storage Company, LLC, dated May 16, 2011, as amended from time to time.

“MOP Affiliate” shall mean any Affiliate of MOP that is Martin Midstream GP LLC or is a downstream Affiliate of Martin Midstream GP LLC.

“MUS Affiliate” shall mean any Affiliate of MUS, excluding any Affiliate that is Martin Midstream GP LLC or is a downstream Affiliate of Martin Midstream GP LLC.

“Overhead Expenses” shall mean the ongoing operating expenses of the Company, including amounts required to reimburse the Manager for certain expenses pursuant to Section 5.5.

“Pad Gas Lease” means that certain Pad Gas Lease, dated June 12, 2009, between Monroe Gas Storage as lessee and Credit Suisse Energy LLC, a Delaware limited liability company as lessor, as amended by that certain Delivery Schedule Amendment No. 1, dated as of May 11, 2010, and as amended from time to time.

“Percentage Interest” means, as to any Member or Assignee, such Member’s or Assignee’s percentage interest of the Class either as set forth on Exhibit A, as such exhibit is amended from time to time pursuant to the terms of this Agreement, or as otherwise adjusted from time to time pursuant to Section 3.2, Article X or Article XI.

“Permitted Transfer” means any Transfer of a Membership Interest that is described in Section 10.2.

“Pro Rata Share” means the percentage which corresponds to the ratio which MOP’s Percentage Interest of Class A Interests bears to the combined Percentage Interests of Class A Interests held by MOP and MUS.  For purposes of the definition of “Pro Rata Share,” the term “MOP” will include any MOP Affiliate that acquires Membership Interests from MOP and all Class A Interests owned by such MOP Affiliate, and the term “MUS” will include any MUS Affiliate that acquires Membership Interests from MUS and all Class A Interests owned by such MUS Affiliate.

“Proceeding” means (a) any threatened, pending, or completed action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative; (b) an appeal of any such proceeding; and (c) an inquiry or investigation that could lead to any such proceeding.

“Prohibited Transfer” means any Transfer of a Membership Interest that is not a Permitted Transfer.

“Projects” means all existing and future development projects of Cardinal except any projects relating to Monroe Gas Storage.

“Substituted Member” means a person who is admitted as a Member pursuant to Section 11.1 with respect to the Transfer of an existing Membership Interest.

“Treasury Regulations” means the Treasury regulations promulgated under the I.R.C.

1.2. Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Agreement	Preamble
Appraiser Notice	15.2(b)
Amended Tag-Along Notice	10.6(b)
Cardinal	Recitals
Cause	5.7(b)(ii)
Contributed Membership Interest	Recitals
Conversion	Article XII
Converting Member	Article XII
Effective Date	Preamble
Liquidator	14.2(b)
MGS Call	3.2(d)
MGS Call Notice	3.2(d)
MOP	Recitals
MOP Offer	10.4(b)
MUS	Recitals
Notice Date	5.7(a)
Offered Membership Interest	10.4(a)
Old LLC Agreement	Recitals
Option	10.5(a)
Option Exercise Notice	10.5(a)
Option Period	10.5(a)
Project Call	3.2(b)
Project Call Notice	3.2(b)
ROFO Period	10.4(a)
Sale Notice	10.4(a)
Tag-Along Notice	10.6(b)
Tag-Along Rights	10.6(a)
Tag-Along Sale	10.6(a)
Tag-Along Transferee	10.6(a)
Third Party Assignee	10.4(a)
Transfer	10.1(a)
Transfer Notice	10.5(b)
Valuation Notice	15.2(a)

1.3. Usage.  In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(c) reference to any gender includes the other gender and the neuter;

(d) reference to any agreement or other document means such agreement or other document as amended or modified and in effect from time to time;

(e) reference to any statute, regulation, or other legal requirement means such legal requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to agreements or other documents refer as well to all addenda, exhibits, schedules, or amendments thereto.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1. Formation.  The Company was formed pursuant to the Certificate of Formation filed with the Delaware Secretary of State effective as of the Formation Date.

2.2. Name.  The Company’s name is as set forth in the Certification of Formation.  The Manager may change the Company name at any time without the approval of any Member by filing a certificate of amendment.  The Manager shall provide notice of the change to all Members.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.  The Manager shall cause to be executed and filed of record all assumed or fictitious name certificates required by law.

2.3. Registered Office and Agent.  The street address of the initial registered office of the Company in Delaware and the name of the initial registered agent of the Company are as set forth in the Certificate of Formation.  The Manager may change the Company’s registered office or registered agent at any time by filing a Certificate of Amendment.  The Manager shall provide notice of the change to all Members.

2.4. Term.  The Company will continue until terminated in accordance with Article XIV.

2.5. Purposes.  The purposes of the Company are to engage in any activities that are permitted under applicable laws.

2.6. Powers.  Subject to any limitations in this Agreement, the Company may exercise the power to do any and all acts reasonably related to its purposes.

2.7. Company Property.

(a) All Company property shall be owned in the name of the Company and not in the name of any Member.  No Member or Assignee will have any interest in such Company property solely by reason of the Member’s status as a Member.

(b) The Manager shall deposit or invest all funds of the Company in an account or accounts in the name of the Company.  No funds other than the funds of the Company may be deposited therein.  The funds in such accounts shall be used exclusively for the business of the Company (including distributions to the Members) and may be withdrawn only by persons approved by the Manager.

2.8. Consent to Admission of Members.  Each person executing this Agreement consents to the admission as Members in the Company all of the other persons who are Members as of the date such person executes this Agreement.

2.9. Status of Manager and Members.  Except as otherwise provided by this Agreement, the Manager has the status, rights, and obligations of a manager in a limited liability company as set forth in the Act, and each Member has the status, rights,  and obligations of a member in a limited liability company as set forth in the Act.

2.10. Certificates of Membership Interests.  Each Member’s Membership Interest may be represented by a Certificate of Membership Interest, and shall be broken down by Class.  Each Certificate of Membership Interest for any Class shall be numbered and registered in the records of the Company as they are issued, and shall be signed by the Manager.  The holder of any Certificate of Membership Interest shall promptly notify the Company of any loss or destruction of the certificate, and the Company shall cause a replacement certificate to be issued to the holder upon receipt of satisfactory evidence of the loss, destruction, or mutilation or the certificate and satisfaction of other reasonable conditions established by the Manager.

2.11. No State Law Partnership.  The Members intend that the Company is not a partnership or joint venture, and that no Manager or Member is a partner or a joint venturer of any other Manager or Member for any purposes other than income tax purposes.  No provision of this Agreement may be construed to suggest otherwise.

2.12. Subsidiaries.  The Company may, from time to time, to the extent the Manager determines appropriate in its discretion, cause the formation of one or more Subsidiaries of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1. Initial Capital Contributions.  Each Member’s Initial Capital Contribution is set forth on Exhibit A.

3.2. Additional Capital Contributions.

(a) A Member shall not be required to make Additional Capital Contributions except as set forth in this Section 3.2.  Except as set forth in Section 3.2(b), (c) or (d), no Member of any Class has the right or is permitted to make any Additional Capital Contributions unless (i) the Manager and a Majority-in-Interest of each Class approves such Additional Capital Contribution after notice to all Members of each Class of (A) the amount of the Additional Capital Contribution to be made, (B) the Class that will make the Additional Capital Contribution, (C) the effect of the Additional Capital Contribution on each Member’s Percentage Interest, and (D) other material information relevant to the proposed Additional Capital Contribution, and (ii) all Members of each Class that will be making the Additional Capital Contribution are afforded an opportunity to participate in the Additional Capital Contribution according to their relative Percentage Interests in the Class.  For purposes of this Section 3.2 only, the term “MOP” will include any MOP Affiliate that acquires Membership Interests from MOP, and the term “MUS” will include any MUS Affiliate that acquires Membership Interests from MUS.

(b) If the Company receives a request from Cardinal under the terms of the Cardinal LLC Agreement for an additional capital contribution by the Company for Projects other than Monroe Gas Storage (a “Project Call”), the Manager shall provide prompt written notice thereof to MOP, which notice shall include the date such Project Call was received, the amount of such Project Call, and any other relevant facts related thereto (a “Project Call Notice”).  Upon receipt of a Project Call Notice, MOP:

(i) shall make Additional Capital Contributions to fund such Project Calls for the remainder of 2011 up to but not to exceed $8.5 million in the aggregate; and

(ii) may make, at its option, (A) Additional Capital Contributions in excess of $8.5 million to fund Project Calls received in 2011 and (B) Additional Capital Contributions to fund Project Calls received in any calendar year after 2011.

In exchange for any Additional Capital Contributions made by MOP under this Section 3.2(b), MOP shall receive Class A Interests, with the Percentage Interest of Class A Interests owned by MOP after such contribution being equal to the (A) aggregate amount contributed by MOP under this Section 3.2(b), divided by (B) (1) the aggregate amount contributed by MOP under this Section 3.2(b) plus (2) the aggregate amount contributed by MUS or any other Members under Section 3.2(c) plus (3) $150 million.  The Percentage Interests of any other Members shall be proportionately decreased for such increase in the Percentage Interest of MOP.

(c) If MOP does not make an Additional Capital Contribution required or permitted under Section 3.2(b) within ten days of its receipt of a Project Call Notice, the Manager shall then provide a copy of the Project Call Notice to MUS, and MUS may, at its option, make such Additional Capital Contribution to fund the Project Call as set forth in the Project Call Notice.  In exchange for any Additional Capital Contributions made by MUS under this Section 3.2(c), MUS shall receive additional Class A Interests, with the Percentage Interest of Class A Interests owned by MUS after such contribution being equal to the (A) (1) the aggregate amount contributed by MUS under this Section 3.2(c) plus (2) $150 million, divided by (B) (1) the aggregate amount contributed by MOP under Section 3.2(b), plus (2) the aggregate amount contributed by MUS under this Section 3.2(c), plus (3) $150 million.  The Percentage Interests of any other Members shall be proportionately decreased for such increase in the Percentage Interest of MUS.

(d) If the Company receives a request from Cardinal under the terms of the Cardinal LLC Agreement for an additional capital contribution by the Company relating to Monroe Gas Storage (a “MGS Call”), the Manager shall provide prompt written notice thereof to MOP, which notice shall set forth the date such MGS Call was received, the amount of such MGS Call, and any other relevant facts related thereto (a “MGS Call Notice”).  Upon receipt of a MGS Call Notice, MOP:

(i) shall make Additional Capital Contributions to fund such MGS Calls if and to the extent such MGS Calls relate to the Pad Gas Lease;

(ii) shall make Additional Capital Contributions to fund such MGS Calls if and to the extent such MGS Calls do not relate to the Pad Gas Lease for the remainder of 2011 up to but not to exceed $5,096,432 in the aggregate; and

(iii) may make, at its option, (A) Additional Capital Contributions in 2011 in excess of $5,096,432 to fund MGS Calls if and to the extent such MGS Calls do not relate to the Pad Gas Lease,  and (B) Additional Capital Contributions to fund MGS Calls received in any calendar year after 2011 if and to the extent such MGS Calls do not relate to the Pad Gas Lease.

(e) Effective as of the effective time of any Additional Capital Contribution under this Section 3.2, Exhibit A shall be amended by the Manager from time to time to reflect such Additional Capital Contributions under this Section 3.2 and the corresponding changes, if any, in the Percentage Interests of the Members.

3.3. Capital Accounts.  The Company shall establish a separate Capital Account for each Member and Assignee.  The Capital Accounts shall be maintained according to the provisions of Appendix A.

3.4. No Right to Return of or Interest on Capital Account.  No Member may demand or receive the return of its Capital Contribution or any portion of its Capital Account, except as provided in this Agreement and the Act.  The Manager does not have any personal liability for the repayment of any Capital Contributions of any Member.  No interest will accrue or be paid with respect to the Capital Contributions or Capital Account of any Member.

3.5. Member Loans.  The Company may borrow money from one or more Members to the extent the Manager deems appropriate to the conduct of the Company business on terms that comply with the requirements of Section 5.6(c) (relating to related party transactions).  The amount of any loan made to the Company by a Member will not constitute a Capital Contribution or otherwise affect such Member’s Capital Account or Membership Interest.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocation of Profit or Loss.  Company profits and losses shall be allocated among the Members and Assignees in accordance with the provisions of Appendix A.  The Members are aware of the income tax consequences of the allocations made by Appendix A and agree to be bound by the provisions of Appendix A in reporting their shares of Company income and loss for income tax purposes.

4.2. Distributions of Distributable Cash.

(a) Except as otherwise provided in Section 4.3 (relating to withholding), Section 4.4 (relating to limitations on distributions), or Section 14.4 (relating to liquidating distributions), any Distributable Cash shall be distributed not later than the 25th day after the end of each fiscal quarter to the Members and Assignees as follows:  (i) an amount equal to the Monroe Gas Distribution pursuant to Section 4.3(d) of the Cardinal LLC Agreement received by the Company with respect to the preceding quarter, less the Company’s Overhead Expenses for the preceding quarter as reasonably determined by the Manager, shall be distributed to Class B Members in proportion to their ownership of Class B Interests, and (ii) all remaining Distributable Cash shall be distributed to the Class A Members in proportion to their ownership of Class A Interests.  Overhead Expenses for purposes of Section 4.2(a)(i) shall not exceed $25,000 per calendar year, unless the Class A Interests and Class B Interests approve the excess Overhead Expense pursuant to Section 5.3(b).  The Manager may provide for a record date with respect to distributions.

(b) To the extent it may lawfully do so, the Company shall make distributions to Members and Assignees in accordance with Section 4.2(a) and Section 14.4(a)(iii) at such times and in such amounts as the Manager determines is sufficient to enable the Members and Assignees to make payments of tax due (including estimated taxes and any applicable and interest and penalties) with respect to their allocable shares of the Company’s taxable income.  Unless the Manager determines otherwise, the taxes due for each Member and Assignee shall be calculated by assuming that the Member or Assignee is an individual taxed at the highest U.S. federal income tax rate applicable to the type of income involved.

4.3. Withholding.  The Company shall withhold from distributions, or pay on behalf of a Member or Assignee, all amounts that the Manager determines the Company is required to withhold or pay on behalf of such person (including federal and state income tax withholding).  All amounts so withheld from distributions are deemed to have been distributed to the person otherwise entitled to receive the amount so withheld.  To the extent an amount is paid by the Company on behalf of a Member or Assignee but not withheld from a distribution, the amount paid constitutes a loan to such Member or Assignee.  Such loan bears interest at the Index Rate and is repayable on demand or, at the election of the Manager, is repayable out of distributions to which such Member or Assignee would otherwise be entitled.

4.4. Limitation on Distributions.

(a) The Company may not make a distribution to a Member or Assignee if it would render the Company insolvent, determined in accordance with Section 18-607 of the Act.  A Member or Assignee who receives a distribution in violation of Section 18-607 of the Act is not required to return the distribution except as required in Section 18-607 of the Act.

(b) The Members shall look solely to the assets of the Company for any distributions, including liquidating distributions.  If the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the Company liabilities are insufficient to make any distributions, no Member has any recourse against the separate assets of any other Member.

4.5. No Right to Partition or Distributions in Kind.  No Member has any right, and waives any right that it might otherwise have, to cause any Company property to be partitioned and/or distributed in kind.  Except as provided in Section 14.4(d) (relating to liquidating distributions), the Company may not make any distributions in kind.

4.6. Recovery of Erroneous Distributions.  If the Company has, pursuant to any clear and manifest accounting or similar error, distributed to any Member an amount in excess of the amount to which the Member is entitled pursuant to this Agreement, the Member shall reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company.

ARTICLE V

MANAGEMENT

5.1. Management and Control of Company Business.

(a) Subject to the limitations set forth in this Agreement, the Manager has exclusive authority to manage and conduct the Company’s business.  The Manager shall do all things appropriate to carry out the Company’s purpose. The Manager shall comply with the terms of the Cardinal LLC Agreement to the extent applicable to the Company.  Except as otherwise provided in this Agreement, all actions that the Manager may take and all determinations that the Manager may make pursuant to this Agreement may be taken and made in the absolute discretion of the Manager.  There shall be only one Manager of the Company.

(b) Except as set forth in Section 5.7(d), the Members may not take part in the management or control of the Company business or bind the Company in their capacity as Members.  The Members shall not have the right to vote or otherwise consent or withhold consent to any actions taken by the Manager except with respect to such matters as are expressly stated in this Agreement.

5.2. Delegation of Authority.

(a) The Manager may cause the Company to hire employees and agents, and may delegate to such persons any of its authority hereunder, as the Manager deems appropriate for the conduct of the Company’s business.

(b) The Manager may establish offices and appoint officers of the Company, and may delegate to such officers any of its authority hereunder, as the Manager deems appropriate.  The officers may be appointed for such terms and may exercise such powers and authority and perform such duties as determined by the Manager.  An officer need not be a Member of the Company.  Any two or more offices may be held by the same person.  An officer may be removed, with or without cause, at any time by the Manager.  Each officer will hold office until his successor is chosen and is qualified in his stead, or until his death, resignation, or removal from office.  Any vacancy in an office because of death, resignation, removal, or otherwise may be filled by a person appointed by the Manager.  An officer is subject to the same standards of conduct as apply to a Manager as described in Section 5.6.

5.3. Limitations on Manager Authority.

(a) The Manager may not do any of the following acts with respect to the Company without the approval of all Members:

(i) knowingly do any act in contravention of this Agreement or, when acting on behalf of the Company, engage in, or cause or permit the Company to engage in, any activity that is not consistent with the purposes of the Company;

(ii) except as otherwise provided in this Agreement, knowingly do any act that would make it impossible to carry on the Company business; or

(iii) cause the Company to (A) not be taxable as a partnership for federal income tax purposes, or (B) take a position inconsistent with such treatment.

(b) The Manager may not do any of the following acts without the approval of a Majority-in-Interest of each Class:

(i) cause the Company to (A) make a general assignment for the benefit of creditors, (B) file a voluntary bankruptcy petition, or (C) seek an order for relief or declaration of insolvency in a federal or state bankruptcy or insolvency proceeding;

(ii) file a pleading seeking for the Company, or admitting or failing to contest the material allegations of a petition filed by any other person seeking for the Company, a proceeding of the type described by paragraph (i);

(iii) except as provided in Article XIV, seek, consent to, or acquiesce in the appointment of a trustee, receiver, or liquidator of the Company or of all or a substantial part of the Company’s properties;

(iv) cause the Company to issue any Membership Interest or admit any Member other than pursuant to Section 2.8, Section 3.2, or Article XI;

(v) cause the Company to acquire any Membership Interest;

(vi) cause the Company to acquire any equity or debt securities of any Member or any Affiliate of a Member, or otherwise make loans to any Member or any Affiliate of a Member;

(vii) cause the Company to acquire from any person any equity or debt securities or assets of any corporation, limited liability company, partnership, association, business, or business division, whether by stock purchase, asset purchase, contribution, or other business combination (excluding investments in Cardinal and investments and asset acquisitions in the ordinary course of the Company’s business);

(viii) cause the Company to participate in any merger, consolidation, transfer, continuance, or conversion of the Company with or into any other person;

(ix) cause the Company to participate in any reorganization in which Membership Interests are exchanged for or converted into cash, securities of any other person, or other property;

(x) sell or otherwise dispose of all or substantially all of the Company property, except in connection with winding up the Company as permitted in this Agreement;

(xi) incur any indebtedness for borrowed money in the name of the Company; create any lien on the assets or property of the Company; or guarantee or provide surety for the obligations of any third party;

(xii) appoint as MRMC Managers (as defined in the Cardinal LLC Agreement) individuals other than the current MRMC Managers on the Cardinal Board, Ruben Martin and Wes Martin; or

(xiii) approve Overhead Expenses in excess of $25,000 per year to be deducted from the amount received as the Monroe Gas Distribution to calculate Distributable Cash under Section 4.2(a)(i).

(c) The Manager may not do any of the following acts without the approval of a Majority-in-Interest of the Class A Interests:

(i) consent to any action that requires the consent of the Category A Members of Cardinal under the terms of Section 5.8 of the Cardinal LLC Agreement except when such action relates exclusively to Monroe Gas Storage; or

(ii) cause the MRMC Managers on the Cardinal Board to consent to any action that requires the consent of the Board of Cardinal under the terms of Section 5.7 of the Cardinal LLC Agreement except when such action relates exclusively to Monroe Gas Storage.

(d) The Manager may not do any of the following acts without the approval of a Majority-in-Interest of the Class B Interests:

(i) consent to any action that requires the consent of the Category A Members of Cardinal under the terms of Section 5.8 of the Cardinal LLC Agreement when such action relates exclusively to Monroe Gas Storage; or

(ii) cause the MRMC Managers on the Cardinal Board to consent to any action that requires the consent of the Board of Cardinal under the terms of Section 5.7 of the Cardinal Agreement when such action relates exclusively to Monroe Gas Storage.

For the avoidance of any doubt, any action relating to Monroe Gas Storage that is taken by the MRMC Managers (as defined in the Cardinal LLC Agreement) on the Cardinal Board shall require the approval of a Majority-in-Interest of the Class B Members.

5.4. Reliance.  Persons dealing with the Company may rely conclusively on the authority of the Manager as set forth in this Agreement.  Every document executed by the Manager with respect to any business or property of the Company is conclusive evidence in favor of any person relying on the document that (a) at the time of the execution and delivery of the document this Agreement was effective, (b) the document was executed in accordance with this Agreement and is binding on the Company, and (c) the Manager was authorized to execute and deliver the document on behalf of the Company.

5.5. Compensation and Expenses of Members and Manager.  Members and Managers are not entitled to any salary, fee, or other remuneration (other than distributions with respect to the Member’s Membership Interest) for providing property or services or other consideration to or for the benefit of the Company in their capacity as a Member or Manager, except that the Manager is entitled to reimbursement from the Company for reasonable out-of-pocket expenses paid or incurred on behalf of the Company, including reasonable charges for services provided by employees of the Manager and overhead expenses.  The Company shall pay all out-of-pocket costs incurred in organizing the Company.  This Section does not limit or enlarge the Manager’s or a Member’s rights to liability protection or indemnification under Article VI, and does not limit the Company’s ability to enter into transactions with Members in their capacities other than as Members in accordance with Section 5.6(c).

5.6. Standards of Manager and Member Conduct.

(a) In General. The Manager shall manage and conduct the Company’s business in good faith and in a manner the Manager reasonably believes to be in the Company’s best interest.  The Manager does not violate this Section 5.6(a) unless the Manager engages in conduct described in Section 6.3(a) (relating to improper conduct).

(b) Outside Activities of Manager and Members.  The Manager shall devote to the Company’s affairs only such time and resources as the Manager deems necessary for the conduct and winding up of the Company business.  The Manager and Members or its or their Assignees may engage in or have an interest in other business ventures of every nature and description, independently or with others, including the ownership and operation of businesses similar to or in competition with, directly or indirectly, the Company.  Neither the Company nor any Member or Assignee has, solely as a result of such person’s interest in the Company, any right to acquire any rights in or to any such other business venture or to the income or profits derived from any such other business venture.  A Manager or Member or Assignee has no duty to disclose any such similar or competing business venture to the Company or any Member or Assignee, or to offer to the Company or any Member or Assignee any prior opportunity to acquire an interest in such other business venture.

(c) Related Party Transactions.  Except as otherwise provided in this Agreement, the Manager, when acting on behalf of the Company, may purchase property from, sell property to, or otherwise deal with any Manager, Member, or Assignee, acting on its own behalf, or any Affiliate of any Manager, Member, or Assignee, but any such transaction shall be on terms that are no less favorable to the Company than if the transaction had been entered into with an independent third party.  No provision of this Agreement requires disclosure of any transaction to, and approval of the transaction by, any disinterested governing persons of the Company or the Members.

5.7. Resignation, Removal, and Replacement of Manager.

(a) Resignation.  The Manager may resign as manager of the Company only upon notice to all Members.  If there is no resignation date specified in the notice, or if the specified date is earlier than 90 days following the date the notice is given to Members (“Notice Date”), the Manager’s resignation is effective on the 90th day following the Notice Date.  If the specified resignation date is later than 180 days after the Notice Date, the Manager’s resignation is effective on the 180th day following the Notice Date.  A Manager is deemed to have resigned as manager of the Company upon the following events:

(i) any event specified in Section 18-304 of the Act (relating to bankruptcy or insolvency proceedings with respect to a Member);

(ii) if the Manager is an individual, the Manager’s death, the appointment of a guardian or general conservator for the Manager, or a judicial determination that the Manager is incapable of performing the Manager’s duties under the Agreement; or

(iii) if the Manager is an entity, the termination of the Manager’s existence or suspension of the Manager’s right to do business.

A resignation pursuant to paragraph (ii) is not a violation of this Section 5.7(a) provided the estate or personal representative other authorized person provides notice of the deemed resignation within 90 days after the event giving rise to the deemed resignation.

(b) Removal.

(i) Removal for Cause.  The Manager may be removed as manager of the Company upon the affirmative vote of a Majority-in-Interest of each Class if there is cause for removal as specified in Section 5.7(b)(ii) and the Company has received a written opinion of counsel that:

(A) cause for removal as specified in Section 5.7(b)(ii) exists; and

(B) the removal of the Manager is not prohibited under any loan agreements, contracts, or other applicable legal requirements.

(ii) Definition of Cause.  “Cause” for removal exists only if one or more of the following conditions has occurred:

(A) there has been a change in Control of the Manager;

(B) the Manager has engaged in wrongful conduct described in Section 6.3(a) that adversely and materially affected the Company business or the Members;

(C) the Manager or an Affiliate of the Manager has been convicted of a felony; or

(D) a final judgment of a court of competent jurisdiction has been entered that the Manager’s removal is necessary to comply with any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute.

(iii) Removal Without Cause.  The Manager may be removed for any reason (or for no reason) upon the affirmative vote of a Majority-in-Interest of each Class of the Members.

(c) Election of Replacement Manager.  If the Manager resigns or is removed as the manager of the Company, within 90 days following such resignation or removal a Majority-in-Interest of each Class may elect a replacement Manager of the Company effective as of the date of the former Manager’s resignation or removal.  The replacement Manager shall file any required amendments to this Agreement or the Certificate of Formation to reflect the resignation or removal of the former Manager and the election of the replacement Manager.  If the Members fail to elect a replacement Manager within 90 days following the resignation or removal of the former Manager, the Company shall be wound-up according to Article XIV.

(d) Interim Management.  During the period that the Members may elect a replacement Manager as provided in Section 5.7(c) and prior to such election (or an election to wind up the Company), the Members may by vote of a Majority-in-Interest of each Class appoint an interim manager having authority to manage and conduct the Company’s business as the Manager as provided herein.  If an interim Manager is not appointed, the authority to manage and conduct the Company’s business is vested in the Members who may act by vote of a Majority-in-Interest of each Class, and who may by vote of a Majority-in-Interest of each Class appoint a committee of one or more persons to exercise the authority of the Manager until such time as a replacement Manager is elected or the Company commences winding up.  The Members shall file any required amendments to this Agreement or the Certificate of Formation to reflect the resignation or removal of the former Manager and the appointment of the interim Manager, and all Members hereby approve any such amendments.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

6.1. Limitation of Liability.  No Member or Manager is liable for any debts, obligations, or liabilities of the Company.  SUBJECT TO SECTION 6.3, AN INDEMNIFIED PERSON IS NOT LIABLE TO THE COMPANY OR ANY OTHER INDEMNIFIED PERSON FOR ANY DAMAGES ARISING FROM ANY PROCEEDING RELATING TO THE CONDUCT OF THE COMPANY’S BUSINESS OR RELATING TO ANY ACT OR OMISSION BY THE INDEMNIFIED PERSON, INCLUDING ANY ACT OR OMISSION CONSTITUTING NEGLIGENCE, WITHIN THE SCOPE OF THE INDEMNIFIED PERSON’S AUTHORITY IN THE COURSE OF THE COMPANY’S BUSINESS, OR FOR ANY MISCONDUCT OR NEGLIGENCE ON THE PART OF ANY OTHER PERSON WHO IS AN EMPLOYEE OR AGENT OF THE COMPANY.

6.2. Indemnification by Company.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO SECTION 6.3, THE COMPANY INDEMNIFIES AND HOLDS HARMLESS EACH INDEMNIFIED PERSON FROM AND AGAINST ANY DAMAGES ARISING FROM ANY PROCEEDING RELATING TO THE CONDUCT OF THE COMPANY’S BUSINESS OR TO ANY ACT OR OMISSION BY SUCH INDEMNIFIED PERSON, INCLUDING ANY ACT OR OMISSION CONSTITUTING NEGLIGENCE, WITHIN THE SCOPE OF THE INDEMNIFIED PERSON’S AUTHORITY IN THE COURSE OF THE COMPANY’S BUSINESS OR FOR ANY MISCONDUCT OR NEGLIGENCE ON THE PART OF ANY OTHER PERSON THAT IS AN EMPLOYEE OR AGENT OF THE COMPANY. An Indemnified Person’s expenses paid or incurred in defending itself against any Proceeding shall be reimbursed as paid or incurred.  The right to indemnification conferred in this Article is not exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of Members, or otherwise.

6.3. Conduct Not Protected.

(a) This Article does not operate to limit liability or to indemnify a person to the extent the person is found liable pursuant to a final judgment of a court of competent jurisdiction for:

(i) an act or omission that involves gross negligence, intentional misconduct, or a knowing violation of law;

(ii) a Transfer or attempted Transfer of all or a portion of a Membership Interest in a Prohibited Transfer, a Manager’s resignation in violation of Section 5.7(a), or a Member ceasing to be a Member in violation of Section 13.1(a);

(iii) a willful or reckless material breach of this Agreement or any other agreement relating to the Company’s business; or

(iv) an act or omission for which indemnification is prohibited by law.

(b) No provision of this Agreement requires the Company to pay or incur any amount for which indemnification is not permitted under this Article.

(c) Any payments made to or on behalf of a person who is later determined not to be entitled to such payments shall be repaid by the person to the Company.  The Company may require, as a condition to the payment of any amounts pursuant to Section 6.2, that the Indemnified Person provide to the Company (i) a written affirmation by the Indemnified Person of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under this Section; and (ii) a written undertaking by or on behalf of the Indemnified Person to repay the amount paid or reimbursed if the person has not met that standard or if indemnification is otherwise prohibited by applicable law.

6.4. Insurance.  The Company may maintain insurance to protect any person against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the Act.

6.5. Survival.  The indemnities provided for in this Agreement survive the Transfer of an Indemnified Person’s Membership Interest, the termination of the person’s status as a Member or other status giving rise to classification as an Indemnified Person, and the termination of this Agreement and the Company.

ARTICLE VII

BOOKS AND RECORDS; REPORTS

7.1. Maintenance of and Access to Books and Records.  The Company shall maintain such books and records regarding the Company’s business and properties as is reasonable, including all books and records required under the Act.  Any Member and its representatives may from time to time at such Member's expense examine (and make copies and extracts of) the Company's books, records and documents of any kind  at such reasonable times as such Member may request upon reasonable notice.

7.2. Fiscal Year.  The Company shall adopt the calendar year as its fiscal year for financial and tax accounting purposes.

7.3. Financial, Operating Reports and Inspection Rights.

(a) Quarterly Report.  As soon as practicable after the end of each of the first three quarters of each fiscal year, but in any event not later than 60 days after the end of each such quarter, the Manager shall deliver to each Member a quarterly report containing summary Company balance sheet as of the end of such quarter and summary Company statements of income, cash flows, and changes in Members’ equity for such quarter and for the portion of the fiscal year through such date.

(b) Annual Report.  As soon as practicable after the end of each fiscal year, but in any event not later than 90 days after the end of the fiscal year, the Manager shall deliver to each Member an annual report containing the following:

(i) a Company balance sheet as of the end of such fiscal year, and Company statements of income, cash flows, and changes in Members’ equity for such fiscal year, each in reasonable detail and prepared according to United States generally accepted accounting principles; and

(ii) a statement of changes in the Member’s Capital Account (showing the balance in the Member’s Capital Account as of the beginning of the fiscal year, contributions or distributions during the year, allocations of profits and losses during the year, any other adjustments to the Capital Account balances during the year, and the balance in the Capital Account as of the end of the year).

(c) Inspection Rights Under Cardinal LLC Agreement.  Upon notice to the Manager by any Member, such Member may request the Company to exercise its inspection rights as a Category A Member of Cardinal under the provisions of Section 7.4 of the Cardinal LLC Agreement.

7.4. Tax Reports.

(a) Not later than the date (including extensions) for filing the Company’s tax return with the Internal Revenue Service (Form 1065), the Manager shall deliver to each person who was a Member or Assignee at any time during the period covered by the return all information necessary for the preparation of such person’s United States federal income tax returns, including a Form 1065 Schedule K-1 (if applicable).

(b) Upon the written request of any Member or Assignee, the Manager shall deliver to such person information necessary for the preparation of any tax returns that must be filed by such person, including information necessary for estimating and paying estimated taxes.

7.5. Transmission of Communications.  Each person who holds a Membership Interest on behalf of, or for the benefit of, another person or persons shall be responsible for conveying any report, notice, or other communication received concerning the Company’s affairs to such other person or persons.

ARTICLE VIII

TAX MATTERS

8.1. Tax Classification.  The Members intend that the Company be classified as a partnership for federal income tax purposes.  The Manager shall take all actions reasonably necessary or appropriate to ensure the Company is so classified (including the filing of elections or tax returns).  No Manager, officer, or Member shall take any action inconsistent with the classification of the Company as a partnership for federal income tax purposes.

8.2. Company Returns.  The Manager shall cause the Company to file such tax returns as may be required by law.

8.3. Tax Elections.

(a) General.  Except as otherwise provided in this Agreement, the Manager shall cause the Company to timely make or revoke all elections, and take all tax reporting positions, necessary or desirable for the Company as determined by the Manager.  No election shall be made to have the Company excluded from the application of any provision of Subchapter K of the I.R.C. or any equivalent tax provision in any other tax jurisdiction. The Company shall make the election referred to in I.R.C. Section 754 upon the request of any Member in connection with a Transfer of the Member’s Membership Interest.

(b) Safe Harbor Election for Compensatory Membership Interests.  If Proposed Treasury Regulation 1.83-3(l) is adopted as a temporary or final regulation, the Company shall make the safe harbor election described in such regulations, and the Company and each Member (including any person to whom an interest in the Company is transferred in connection with the performance of services) shall comply with all requirements of the safe harbor with respect to all Membership Interests transferred in connection with the performance of services while the election remains effective.  The Manager shall prepare, execute, and file any required documentation to cause the election to be effective.  The Manager may terminate the safe harbor election at any time if it determines in good faith that it is in the best interests of the Company and the Members to do so.

8.4. Consistent Reporting.  Each Member shall, on the Member’s tax returns, treat each partnership item (as defined in I.R.C. Section 6231(a)(3)) in a manner consistent with the treatment of the item on the Company’s return in all respects, including the amount, timing, and character of the item.  No Member shall file a request for an administrative adjustment of partnership items under I.R.C. Section 6227(a) if such request would cause the Member’s treatment of the item to be inconsistent with the treatment of the item on the Company’s return.

8.5. Tax Proceedings.

(a) The Manager shall be the Company’s tax matters partner as defined in I.R.C. Section 6231, and shall take such actions as are required to be designated the tax matters partner under applicable Treasury Regulations.

(b) The tax matters partner shall represent the Company in connection with all examinations of the Company’s tax returns by tax authorities, including administrative and judicial proceedings to contest any proposed adjustments.  Subject to Section 8.5(c), the tax matters partner has the exclusive right to conduct Proceedings relating to Company taxes and to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.  The tax matters partner shall keep the Members informed on a timely basis of all material developments with respect to any such Proceeding.  Each Member shall cooperate with the tax matters partner and do or refrain from doing all things reasonably requested by the tax matters partner with respect to the conduct of any Company tax Proceeding.

(c) The tax matters partner may not bind any other Member to a settlement agreement relating to taxes without obtaining the written concurrence of such Member.

(d) Any deficiency for taxes imposed on a Member (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member and, if paid or required to be paid by the Company, is recoverable from such Member pursuant to Section 4.3 or by other legal means.

8.6. Information and Documents to Company.  Each Member shall timely provide to the Company all information and documents that such Member is required to provide by applicable tax requirements, and shall also provide to the Company upon request such additional information and documents as the Manager may reasonably request in connection with the Company’s compliance with applicable tax requirements or filing of any permitted tax elections.

8.7. Survival.  This Article shall survive the termination of the Company and the termination of any Member’s interest in the Company and remain binding for a period of time necessary to resolve all tax matters with applicable taxing authorities.

ARTICLE IX

MEETINGS AND VOTING OF MEMBERS

9.1. Meetings.

(a) Meetings of the Members may be called at any time by the Manager, or by one or more Members holding at least 50% of the Percentage Interest of either Class held by the Members.  Meetings shall be held at the Company’s principal place of business or at such other reasonable place set forth in the notice of the meeting.

(b) Any action that may be taken at a Members’ meeting may be taken without holding a meeting if Members having at least the minimum Percentage Interest of each Class that would be necessary to take the action at a meeting, in which each Member entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.

(c) Except as otherwise provided in this Agreement, meeting notices and procedures, including procedures for obtaining written consents in lieu of a meeting, shall be in conformity with Del. Code title 8, Sections 211 through 233 as applied to corporations that issue stock.  Provisions relating to quorum and minimum voting requirements for corporations shall not apply to the extent such provisions are inconsistent with this Agreement.  The Manager is solely responsible for conducting meetings of the Members, conducting the solicitation of consents, determining the validity and effect of responses to any solicitation of consents, and determining other matters regarding meetings, voting, and consents.

(d) Notice of the results of any vote taken at a meeting, or the results of any solicitation of consents in lieu of a meeting, shall be given to the Members not later than with the delivery of the next following report of financial information given pursuant to Section 7.3.

9.2. Voting.  A Member entitled to vote on a matter may vote at a meeting in person, or by a proxy executed in writing by the Member and received by the Manager prior to the time when the votes of Members are to be counted.  The provisions of the Del. Code title 8, Section 212 pertaining to the validity and use of proxies by shareholders of a corporation govern the validity and use of proxies given by Members.  Only Members of record on the date of the meeting (or if the vote is conducted without a meeting then on the date of the notice soliciting the Member consents) may vote.

ARTICLE X

TRANSFER OF MEMBERSHIP INTERESTS

10.1. Limitation on Transfers.

(a) The term “Transfer,” when used in this Agreement in reference to a transfer of a Membership Interest, means an assignment (whether voluntarily, involuntarily, or by operation of law and whether or not effective under this Agreement) of all or any portion of a Member’s or Assignee’s Membership Interest, or any interest therein, to another person, and includes a sale, assignment, conveyance, gift, exchange, abandonment, or other disposition, a transfer by merger or other business combination, a transfer pursuant to bankruptcy, insolvency, incapacity, divorce, or death, and any pledge, hypothecation, or other encumbrance.

(b) No Member may Transfer all or any portion of its Membership Interest unless the Transfer is a Permitted Transfer.  A Transfer of a Membership Interest that is not a Permitted Transfer is a Prohibited Transfer.

10.2. Permitted Transfer of Membership Interest.

(a) A Transfer of a Membership Interest is a Permitted Transfer only if the Transfer satisfies the conditions set forth in Section 10.3 and is described in one or more of the following paragraphs of this Section 10.2(a):

(i) in the case of a Transfer of a Class A Interest or a Class B Interest by MOP, a Majority-in-Interest of the Class A Interests must consent to such Transfer, such consent to be not unreasonably withheld; provided, however, that MOP shall be entitled to pledge, hypothecate or encumber its Class A Interests and its Class B Interests to secure indebtedness for borrowed money in the name of MOP without such consent; and, provided further, that the restriction on a Transfer by MOP set forth in this Section 10.2(a)(i) will automatically terminate if at any time MUS no longer owns a Majority-in-Interest of the Class A Interests and, on and after such time, any Transfer by MOP that satisfies the conditions set forth in Section 10.3 shall be deemed a Permitted Transfer for purposes of this Agreement;

(ii) the Transfer is pursuant to and in compliance with Sections 10.4, 10.5 or 10.6;

(iii) commencing January 1, 2016, in the case of a Transfer of Class A Interests by MUS, a Majority-in-Interest of the Class B Interests consents to such Transfer, such consent to be not unreasonably withheld;

(iv) a Transfer by MOP to any MOP Affiliate or a Transfer by MUS to a MUS Affiliate provided that any such Affiliate that acquires such Membership Interests shall be subject to all of the provisions of this Article X; or

(v) in the case of a Transfer by a Third Party Assignee (as hereinafter defined), a Majority-in-Interest of the Class A Interests and the Class B Interests must consent to such Transfer, such consent to be not unreasonably withheld.

(b) For purposes of this Article X only, the term “MOP” will include any MOP Affiliate that acquires Membership Interests from MOP and all Membership Interests owned by such MOP Affiliate, and the term “MUS” will include any MUS Affiliate that acquires Membership Interests from MUS and all Membership Interests owned by such MUS Affiliate.

(c) Upon a Permitted Transfer by a Member of all of its Membership Interest, the Member ceases to be a Member as of the effective date of the Transfer determined according to Section 10.7.

10.3. Conditions to Permitted Transfers of Membership Interests.  A Transfer shall not be a Permitted Transfer unless the Manager determines that all of the following conditions are satisfied:

(a) The Transfer complies with all applicable laws, including any applicable securities laws.

(b) The Transfer will not cause the Company to be treated as other than a partnership for United States federal income tax purposes.

(c) The Transfer will not cause the Company to be subject to regulation under the Investment Company Act of 1940.

(d) The Transfer will not cause any assets of the Company to be deemed “plan assets” under the Employee Retirement Income Security Act of 1974.

(e) The Transfer will not result in a termination of the Company under I.R.C. Section 708, unless the Manager determines that such termination will not have an adverse impact on the Members.

(f) The Transfer will not cause the application of the tax-exempt use property rules of I.R.C. Sections 168(g)(1)(B) and 168(h) to the Company or its Members, unless the Manager determines that such rules will not have an adverse impact on the Members.

(g) The transferor and transferee have delivered to the Company any documents that the Manager requests to confirm that the Transfer satisfies the requirements of this Agreement, to give effect to the Transfer, and to confirm the transferee’s agreement to be bound by this Agreement as an Assignee.

(h) If requested by the Manager, the Company has received a transfer fee in an amount determined by the Manager to be sufficient to reimburse the Company for the estimated expenses likely to be incurred by the Company in connection with such transfer.

10.4. Right of First Offer.

(a) From the Effective Date through December 31, 2013 (the “ROFO Period”), in the event that MUS desires to Transfer all or a portion of its Membership Interest (the “Offered Membership Interest”) to a third party that is not a MUS Affiliate (a “Third Party Assignee”), then MUS shall deliver to MOP a written notice of its desire to sell its Membership Interest (a “Sale Notice”).

(b) For 30 days after receipt of a Sale Notice, MOP shall have the right to make a first offer (the “MOP Offer”) to purchase all, but not less than all, of the Offered Membership Interest.  Any such MOP Offer shall be in writing and shall contain the price and material terms on which MOP proposes to purchase the Offered Membership Interest.

(c) If MOP does not submit a MOP Offer to MUS within such 30-day period, MUS shall be free to Transfer all, but not less than all, of the Offered Membership Interest to a third party at a price and on terms and conditions acceptable to MUS during the 180-day period immediately following receipt of the Sale Notice by MOP, subject to extension to the extent necessary to satisfy applicable regulatory approvals.

(d) If MOP does submit a MOP Offer within such 30-day period, MUS shall evaluate the MOP Offer and, within 30 days of the receipt of the MOP Offer, MUS shall notify MOP in writing whether MUS accepts the MOP Offer.

(e) If MUS accepts the MOP Offer, MUS shall sell, and MOP shall purchase, the Offered Membership Interest at the price, and on the terms and conditions, in the MOP Offer.  Any such Transfer shall be consummated within the 120-day period immediately following the date when MUS accepts the MOP Offer, subject to extension to the extent necessary to satisfy applicable regulatory approvals.  Under such circumstances, MUS and MOP shall negotiate in good faith the additional terms applicable to such purchase beyond those that were included in the MOP Offer.

(f) If MUS rejects the MOP Offer or does not respond to the MOP Offer within such 30-day period, then MUS may Transfer the Offered Membership Interest to a third party but only at a price, and on terms and conditions which, when taken as a whole, are superior (as determined by MUS in good faith) to the price and the terms and conditions offered by MOP in the MOP Offer, taken as a whole, and then only during the 180-day period following receipt of the Sale Notice by MOP, subject to extension to the extent necessary to satisfy applicable regulatory approvals. Under such circumstances, the Manager and officers of the Company shall (i) permit potential purchasers selected by MUS, after executing a confidentiality agreement in such form as shall be specified by the Manager, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition, and results of operations, (ii) cooperate in allowing potential purchasers to visit the offices of the Company, and (iii) make available the officers and technical personnel of the Company for the purpose of making presentations to such potential purchasers and answering questions posed by them, who shall provide reasonable cooperation during normal business hours and upon reasonable advance notice.  If such Transfer is not consummated within such 180-day period (as extended, to the extent applicable), any other proposed Transfer during the ROFO Period shall once again be subject to the terms and conditions of this Section 10.4.

(g) This Section 10.4 shall not apply to any proposed Transfer of Membership Interests by a Third Party Assignee.

10.5. MOP Option to Purchase all MUS Membership Interests.

(a) Provided that MUS has not previously otherwise sold all of its Membership Interest, commencing January 1, 2014 and expiring on December 31, 2015 (the “Option Period”), MOP shall have the option to purchase all, but not less than all, of MUS’s Membership Interest (the “Option”) at Fair Market Value.  MOP shall deliver a written notice of exercise of the Option to MUS (the “Option Exercise Notice”) which shall contain its good faith determination of the Fair Market Value of MUS’s Membership Interest.  During the 30-day period after MUS receives the Option Exercise Notice, MUS and MOP shall negotiate in good faith, the Fair Market Value of MUS’s Membership Interest.  If they cannot agree as to the Fair Market Value of MUS’s Membership Interest during such period, MUS and MOP shall select an independent third-party nationally recognized investment bank to determine the Fair Market Value of MUS’s Membership Interest, and such determination by the investment bank shall be final and binding on MUS and MOP.  MUS and MOP shall use commercially reasonable efforts to consummate any such transaction within 120 days after the final determination of the Fair Market Value of MUS’s Membership Interest, subject to extension to the extent necessary to satisfy applicable regulatory approvals.

(b) If MUS desires to Transfer any of its Membership Interest during the Option Period to a Third Party Assignee, MUS shall deliver a written notice to MOP of MUS’s desire to transfer its Membership Interest (the “Transfer Notice”).  Within 30 days of receipt of the Transfer Notice, MOP shall either exercise the Option or release and waive its rights under this Section 10.5 with respect to such Transfer.  If MOP elects to not exercise the Option, MUS must consummate the Transfer of its Membership Interest during the 180-day period following such election, subject to extension to the extent necessary to satisfy applicable regulatory approvals.  If such Transfer is not consummated within such 180-day period (as extended, to the extent applicable), any other proposed Transfer during the Option Period shall once again be subject to the terms and conditions of this Section 10.5.

(c) This Section 10.5 shall not apply to any proposed Transfer of Membership Interests by a Third Party Assignee.

10.6. Tag-Along Rights.

(a) If, at any time during the ROFO Period, MUS has delivered to MOP a Sale Notice and MOP will not be acquiring the Offered Membership Interest (either because MOP did not submit a MOP Offer within the time required pursuant to Section 10.4 or a MOP Offer was submitted but it was rejected by MUS), then MOP may participate in the proposed Transfer (a “Tag-Along Sale”) to the Third Party Assignee (a “Tag-Along Transferee”) with respect to its Class A Interests (such participation rights, the “Tag-Along Rights”) in accordance with the following:

(i) MOP may participate in such transaction with respect to its Pro Rata Share of the Class A Interests.

(ii) The purchase price payable to MOP for the Class A Interests sold by MOP to the Tag-Along Transferee will be its Pro Rata Share of the aggregate purchase price.

(b) Prior to MUS making any Transfer which gives rise to Tag-Along Rights pursuant to this Section 10.6, MUS shall give written notice (a “Tag-Along Notice”) to MOP, setting forth in reasonable detail the terms and conditions of such proposed Transfer, including (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, and (iii) all other material terms of the proposed transaction including the expected closing date of the transaction. In the event that the terms or conditions set forth in the Tag-Along Notice are thereafter amended in any material respect, MUS shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to MOP.

(c) If MOP opts to exercise its Tag-Along Rights, it must give written notice to MUS within thirty days after receipt of the Tag-Along Notice or, if later, within thirty days after receipt of the most recent Amended Tag-Along Notice, of its intention to participate in the proposed Transfer to the Tag-Along Transferee on the terms and conditions set forth in such Tag-Along Notice or the most recent Amended Tag-Along Notice.

(d) If MOP has not notified MUS of its intent to exercise Tag-Along Rights within thirty days after receipt of a Tag-Along Notice (or, if applicable, within thirty days after receipt of an Amended Tag-Along Notice), it will be conclusively deemed to have elected not to exercise such Tag-Along Rights with respect to the Transfer contemplated by such Tag-Along Notice or Amended Tag-Along Notice.  MUS must consummate the Transfer contemplated by the Tag-Along Notice or Amended Tag-Along Notice during the 180-day period following the date of the Tag-Along Notice or Amended Tag-Along Notice, subject to extension to the extent necessary to satisfy applicable regulatory approvals.

(e) This Section 10.6 shall not apply to any proposed Transfer of Membership Interests by a Third Party Assignee.

10.7. Effective Date; Distributions.

(a) A Permitted Transfer of a Membership Interest is effective as of the first day of the calendar month following the calendar month during which the Manager receives notice of such Transfer (in such form and manner as the Manager may require) unless the Manager determines that the Transfer should be effective as of an earlier or later date (for example, on any date the Transfer is effective as a matter of state law, or where the notice of Transfer specifies that the Transfer is to be effective on a future date).

(b) Distributions with respect to a transferred Membership Interest that are made before the effective date of the Transfer shall be paid to the transferor, and distributions made after such date shall be paid to the Assignee.

(c) Effective as of the effective date of a Transfer of a Membership Interest, the Manager shall amend Exhibit A to reflect the reduction in the transferor’s Percentage Interest, if any, and to reflect the Assignee’s Percentage Interest.

(d) Neither the Company nor the Manager has any liability for making allocations and distributions to the Members determined in accordance with this Section 10.7, whether or not the Manager or the Company has knowledge of any Transfer of any Membership Interest.

10.8. Transferor’s Obligations.  The transferor of a Membership Interest who ceases to be a Member continues to be obligated with respect to its Membership Interest or its status as a former Member as provided in the Code and applicable law.

10.9. Assignee’s Rights and Obligations.  Unless an Assignee becomes a Member pursuant to Article XI, such Assignee shall not be entitled to any of the rights granted to a Member, other than the rights to receive allocations of profits and losses and distributions, to Transfer the Assignee’s Membership Interest (subject to the conditions of this Article X), and to receive reports and information as specified in Article VII.  An Assignee of a Membership Interest shall succeed to the Capital Account of the transferor to the extent of the Membership Interest transferred.  An Assignee is bound by the limitations and obligations imposed on Members under this Agreement irrespective of whether the Assignee has signed or otherwise adopted this Agreement.

10.10. Effect and Consequences of Prohibited Transfer.

(a) Except as otherwise required by law, the Company and the Manager shall treat a Prohibited Transfer as void and shall recognize the transferor as continuing to be the owner of the Membership Interest purported to be transferred.  If the Company is required by law to recognize a Prohibited Transfer, the transferee shall be treated as an Assignee with respect to the Membership Interest transferred and may not be treated as a Member with respect to the Membership Interest transferred unless admitted as a Member in accordance with Article XI.

(b) The Company may remove the transferor and Assignee with respect to a Prohibited Transfer as provided in Article XIII.

(c) The transferor and transferee with respect to a Prohibited Transfer shall be jointly and severally liable to the Company for, and shall indemnify and hold the Company harmless against, any expense, liability, or loss incurred by the Company (including reasonable legal fees and expenses) as a result of such Transfer, their removal and liquidation of their Membership Interests (if applicable), and the efforts to enforce the indemnity granted in this Section 10.10(c).

ARTICLE XI

ADMISSION OF NEW MEMBERS

11.1. Substituted Members.  An Assignee of a Membership Interest shall be admitted as a Substituted Member with respect to such Membership Interest on the date on which all of the following conditions are satisfied:

(a) The Manager has approved in writing the admission of the Substituted Member.

(b) The Assignee has delivered to the Company any agreements and other documents that the Manager requests to confirm such Assignee as a Member in the Company and such Assignee’s agreement to be bound by this Agreement as a Member.

(c) If requested by the Manager, the Company has received an admission fee in an amount determined by the Manager to be sufficient to reimburse the Company for the estimated expenses likely to be incurred by the Company in connection with the admission of the Assignee as a Substituted Member.

11.2. Additional Members.  The Manager shall admit a person as an Additional Member upon satisfaction of all of the following conditions.

(a) A Majority-in-Interest of each Class has approved the admission of the Additional Member after notice to all Members of (i) the Initial Capital Contribution to be made by the proposed Additional Member, (ii) the effect of the admission on each Member’s Percentage Interest, and (iii) other material information relevant to the proposed admission.

(b) The admission of the proposed Additional Member satisfies the applicable conditions of Section 10.3.

(c) The proposed Additional Member has delivered to the Company any agreements and other documents that the Manager requests to confirm the person as a Member in the Company and the person’s agreement to be bound by this Agreement as a Member.

11.3. No Required Capital Contributions.  A person may be admitted as a Member, including as the sole Member, and may acquire a Membership Interest without making a contribution to the Company or assuming an obligation to make a contribution to the Company.

11.4. Amendments to Exhibit A.  Effective as of the effective date of the admission of a Substituted Member or an Additional Member, the Manager shall amend Exhibit A to reflect the changes in Percentage Interests of the Members.

ARTICLE XII

CONVERSION OF CLASS B INTERESTS

           Upon a sale of the membership interests, a merger, an exchange of interests, an initial public offering of Cardinal or other similar transaction involving Cardinal, MOP and any MOP Affiliate that acquires Class B Interests from MOP (each, a “Converting Member”) shall have the right to convert all, but not less than all, Class B Interests held by the Converting Members into Class A Interests (a “Conversion”).  In addition, and without limiting the foregoing, all but not less than all of the outstanding Class B Interests may be converted into Class A Interests upon the approval by all the Class A Members, with any such Conversion to be upon terms and conditions that are mutually satisfactory to the Class A Members and the Class B Members.  Upon a Conversion, all Class B Interests held by each Converting Member will be converted into the number of Class A Interests having the same Fair Value on a fully diluted basis as the Class B Interests held by such Converting Member immediately prior to the Conversion.  For purposes of this Article XII, Fair Value of Membership Interests shall be determined in accordance with, and any dispute regarding such valuation shall be resolved pursuant to, Section 15.2.

ARTICLE XIII

RESIGNATION OR REMOVAL OF MEMBERS

13.1. Resignation of Members.

(a) No Member may resign from the Company or otherwise cease to be a Member except upon the following events:

(i) receipt by the Company of a notice of such Member’s resignation from the Company;

(ii) a Transfer of all of the Member’s Membership Interest in a Permitted Transfer; or

(iii) removal of the Member as a Member as provided in this Agreement.

(b) A Member shall be deemed to have resigned from the Company upon the following events:

(i) an event specified in Section 13.1(a);

(ii) an event specified in Section 18-304 of the Act (relating to bankruptcy or insolvency proceedings with respect to a Member);

(iii) if a Member is an individual, the Member’s death, the appointment of a guardian or general conservator for the Member, or a judicial determination that the Member is incapable of performing the Member’s duties under this Agreement; or

(iv) if the Member is an entity, an event causing the termination of the Member’s existence or suspension of the Member’s right to do business.

A resignation pursuant to paragraph (iii) is not a violation of Section 13.1(a) provided the estate or personal representative other authorized person provides notice of the deemed resignation within 90 days after the event giving rise to the deemed resignation.

(c) If a Member ceases to be a Member in violation of Section 13.1(a), the Company may recover damages from the former Member for breach of this Agreement.

13.2. Removal of Members.

(a) A Member may be removed as a Member by the Manager under the following circumstances:

(i) the Member has transferred or attempted to Transfer all or any portion of its Membership Interest in a Prohibited Transfer;

(ii) in the case of any Member who is also the Manager or an Affiliate of the Manager, the Member or its Affiliate has ceased to be the Manager in violation of Section 5.7(a) or has been removed as the Manager in accordance with Section 5.7(b);

(iii) the Member has materially breached the terms of this Agreement or any other material agreement with the Company; or

(iv) the Manager determines that removal is necessary to comply with any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute.

(b) If the Manager proposes to remove a Member pursuant to this Section, the Manager shall notify the Member in writing of the proposed removal, and if applicable shall provide such Member a reasonable opportunity to cure the event giving rise to removal.  The removal of the Member is effective at such time as determined by the Manager in accordance with applicable law and taking into account the Member’s opportunity to cure the event giving rise to removal.

13.3. Status of Former Member.  A Member who has resigned or has been removed from the Company or otherwise ceases to be a Member has the status of an Assignee with respect to any Membership Interest held by such former Member.  Except as provided in Article XIV (relating to winding up and termination), such former Member is not entitled to receive any payments under Section 18-604 of the Act.

ARTICLE XIV

DISSOLUTION

14.1. Events Requiring Dissolution or Winding Up.  The Company is dissolved and shall be wound up in accordance with this Agreement and the Act upon the first to occur of the following events:

(a) a Majority-in-Interest of each Class votes to dissolve and wind up the Company;

(b) a decree by a court requiring the dissolution and winding up of the Company;

(c) the termination of membership of the last remaining Member; or

(d) the resignation or removal of the Manager if the Members fail to elect a replacement Manager as provided in Section 5.7(c).

14.2. Winding Up Procedures.

(a) On the occurrence of an event requiring winding up of the Company, unless there is an action to continue the Company without winding up in accordance with Section 14.3, the Manager (or other Liquidator as provided below) shall, as soon as reasonably practicable, wind up the Company’s business and affairs (including disposing of the Company’s assets and applying the proceeds as provided in Section 14.4) and terminate the Company in accordance with this Agreement and the Act.  The Company shall cease to carry on its business (except to the extent necessary to wind up its business), collect and sell its property to the extent the property is not to be transferred or distributed in kind, and perform any other act required to wind up its business and affairs.

(b) If the Manager has wrongfully caused the winding up of the Company or if there is no Manager, (i) a Majority-in-Interest of each Class may vote to elect a person or persons to accomplish the winding up of the Company, or (ii) if the Members fail to elect a person to accomplish winding up the Company, then any Member or Assignee may petition a court to wind up the Company as provided in Section 18-803(a) of the Act.  The person or persons winding up the Company, whether the Manager or an elected or court appointed person or persons, is referred to in this Agreement as the “Liquidator.”

(c) The Liquidator may determine the time, manner, and terms of any sale or sales of Company property pursuant to such winding up.  The Liquidator (if not the Manager) is entitled to receive reasonable compensation for its services; may exercise all of the powers conferred upon the Manager under this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties; and, with respect to acts taken or omitted while acting in such capacity on behalf of the Company, is entitled to the limitation of liability and indemnification rights set forth in Article VI.

(d) The Liquidator shall provide quarterly reports to the Members and Assignees during the winding up procedure showing the assets and liabilities of the Company, providing information and documents required by the Members and Assignees to comply with their tax reporting obligations, and such other information as the Liquidator deems appropriate.  Within a reasonable time after completing the winding up, the Liquidator shall give each Member and Assignee a final statement setting forth the assets, liabilities, and reserves of the Company as of the date of completion of winding up.

14.3. Continuation Without Winding Up.

(a) If there is a decision to dissolve and wind up the Company as described in Section 14.1(a), the Company may be continued as provided in Section 18-806 of the Act.

(b) If there is a termination of the continued membership of the last remaining Member as described in Section 14.1(c), then prior to completion of the winding up process but not later than 90 days after the event of termination, the Manager may continue the Company by admitting one or more Members effective as of the occurrence of the event of termination.  Any Assignee whose Percentage Interest would be diminished by reason of the admission of an Additional Member under the circumstances described in this Section must approve the admission of the Additional Member.

14.4. Liquidation of Assets and Application and Distribution of Proceeds.

(a) In General.  On winding up the Company, the Liquidator shall dispose of the Company’s properties and apply and distribute the proceeds, or transfer the Company properties, in the following order of priority:

(i) to creditors (including Members who are creditors) in accordance with their relative rights and priorities to satisfy the liabilities of the Company, including expenses associated with the winding up and termination of the Company, but excluding any Company liability for any unpaid Mandatory Distributions;

(ii) to Members, Assignees, and former Members to satisfy the Company’s liability for any unpaid Mandatory Distributions; and

(iii) to Members and Assignees in accordance with their positive capital account balances.

(b) No Member Deficit Restoration Obligation.  No Member is liable to the Company or any other person for the repayment of any deficit in the Member’s Capital Account, except as provided in Section 18-607 of the Act.

(c) Reserves.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made pursuant to Section 14.4(a)(ii) and (iii) may be withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and future expenses, including a reasonable reserve for any claims for indemnification under Article VI and for any future expenses associated with any tax audit or other Proceeding that is pending or may arise.

(d) Payments and Distributions to Members in Kind.  The Liquidator may not make any payments or distributions to Members or Assignees pursuant to Section 14.4(a)(ii) or (iii) other than in cash unless all Members and Assignees receiving the property approve the transfer in kind.  The Liquidator shall determine the Fair Value of any property transferred to Members or Assignees in kind according to the valuation procedures set forth in Article XV.

(e) Character of Liquidating Distributions.  Except as otherwise required by the I.R.C., amounts paid to Members pursuant to this Section 14.4 shall be treated as made in exchange for the interest of the Member in Company property pursuant to I.R.C. Section 736(b)(1), including the interest of such Member in Company goodwill.

14.5. Certificate of Cancellation.  The Liquidator shall file a Certificate of Cancellation under the Act on the completion of the dissolution and winding up of the Company.

ARTICLE XV

VALUATION

15.1. Fair Value of Company Property.  The Fair Value of property contributed to the Company by a Member as part of such Member’s Initial Capital Contribution is the amount of such Member’s Initial Capital Contribution, as set forth on Exhibit A, minus the amount of any cash contributed to the Company as part of such Member’s Initial Capital Contribution.  In all other cases, the Fair Value of an asset, other than a Membership Interest, as of any date is its fair market value as determined by the Manager in good faith using any reasonable valuation method.  If any affected Member does not agree with the valuation set by the Manager, the Fair Value shall be determined using procedures similar to those set forth in Section 15.2, and the cost of any such determination shall be borne entirely by the affected Member unless the Manager or a Majority-in-Interest of each Class of Members other than the affected Member approves an alternative allocation of such costs.

15.2. Fair Value of Membership Interests.

(a) For purposes of Article XII, the Fair Value of a Membership Interest is its fair market value as determined by the Manager (or, if there is no Manager, by the Liquidator) in good faith based on the net proceeds that would be received with respect to such Membership Interest in a winding up of the Company.  In connection with the Conversion of a Membership Interest, the Manager or Liquidator shall provide written notice to each Converting Member setting forth the Fair Value of the Membership Interests, which notice shall include all information relevant to the determination of such Fair Value (a “Valuation Notice”).

(b) If a Converting Member does not agree with the Fair Value of the Membership Interests as determined by the Manager or Liquidator, such Converting Member may submit to the Company a notice of objection within 30 days after such Converting Member’s receipt of the Valuation Notice.  Within 15 days following receipt of a Converting Member’s notice of objection, the Company shall appoint a qualified appraiser and deliver a written notice to each Converting Member setting forth the name and business address of such appraiser (an “Appraiser Notice”).  The appraiser shall determine the Fair Value of the Membership Interests in accordance with the principles set forth in Section 15.2(a).  Except as provided in Section 15.2(c), the appraiser’s determination of the Fair Value of the Membership Interests shall be made within 30 days of his appointment (or such longer period as is reasonably required to complete the appraisal), and will be final and binding on all concerned, absent manifest error.

(c) If a Converting Member does not approve the appraiser selected by the Company pursuant to Section 15.2(b) and identified in the Appraiser Notice, within 15 days following such Converting Member’s receipt of the Appraiser Notice the Converting Member may appoint a qualified appraiser of the Converting Member’s choice, and inform the Company in writing of the name and business address of the appraiser.  In such event, the appraisers appointed by the Company and the Converting Member shall appoint a third qualified appraiser.  Each of the three appraisers shall determine the Fair Value of the Membership Interests in accordance with the principles set forth in Section 15.2(a).  With respect to each Class, the average of the two valuations of such Class of Membership Interests that are closest to each other shall be deemed to be the Fair Value of such Class of Membership Interests and such determination shall be final and binding on all concerned, absent manifest error.

(d) The cost of each appraisal shall be shared 50% by the Company and 50% by the Converting Members.

ARTICLE XVI

GENERAL PROVISIONS

16.1. Amendments.

(a) In General.  Subject to the following exceptions and limitations, this Agreement may be amended only with the approval of a Majority-in-Interest of each Class.

(b) Exceptions and Limitations.  The Manager shall amend Exhibit A from time to time to reflect the admission and withdrawal of Members, Additional Capital Contributions and changes to any Member’s Percentage Interest, in accordance with this Agreement.  The Manager may use the power of attorney granted in Section 16.12 to make non-substantive amendments that do not adversely impact the rights or obligations of any Manager or Member.  No amendment of this Agreement may adversely affect any Member’s rights or obligations under this Agreement (determined without taking into account the right of other Members to amend this Agreement) without the adversely affected Member’s approval.  No amendment of Article VI (relating to liability and indemnification) may adversely affect the rights or obligations of any Indemnified Person without the Indemnified Person’s approval.  No amendment of this Agreement may change the requirements under this Agreement for approving any action without the approval of the Members holding an aggregate Percentage Interest required to approve the action.

16.2. Notice.  Any notice, report, or other communication required or permitted to be made to any person by this Agreement shall be in writing and is deemed given when (a) delivered to the person by hand, (b) the third business day after delivery to the United States Postal Service (or other designated delivery service as defined in I.R.C. Section 7502(f)), postage prepaid, in an envelope properly addressed to the person at the person’s address set forth in the Company’s records as of the date of delivery, or (c) successfully transmitted by facsimile or electronic message to the person’s facsimile phone number or e-mail address (as applicable) set forth in the Company’s records as of the date of transmission.  Any communication to the Manager or the Company may be delivered to the Company’s registered office designated pursuant to Section 2.3.

16.3. Governing Law; Consent to Jurisdiction.  This Agreement is governed by and shall be construed under the laws of the State of Delaware without regard to legal requirements that would require the application of the law of any other jurisdiction.  Any Proceeding arising out of or relating to this Agreement or the Company’s activities or properties may be brought in the state courts of the County where the Company’s principal office is located, or, if it has or can acquire jurisdiction, in the United States District Court for the District in which the Company’s principal office is located.  Each Member and Assignee irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any such Proceeding in any other court.  The Company or any Member or Assignee may file a copy of this Agreement with any court as written evidence of the agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the second sentence of this Section may be served on any party anywhere in the world.

16.4. Waiver.  Any failure by a party to insist upon the strict performance of any covenant or condition of this Agreement, or to exercise any right or remedy upon a breach of any such covenant or condition, does not constitute waiver of any such covenant or condition or any breach thereof.  A party will not be deemed to have waived any right or remedy under this Agreement unless that party has signed a written document to that effect, and any such waiver is applicable only with respect to the specific provision and instance for which it is given.

16.5. Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the agreement between the parties with respect to its subject matter.

16.6. Successors and Assigns.  No Member or Assignee may assign any of its rights or delegate any of its obligations under this Agreement except as expressly permitted in this Agreement.

16.7. Third-Parties.  Other than as provided in Section 5.4 (relating to reliance on authority of the Manager) and Article VI (relating to rights of Indemnified Persons), none of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company or other persons not a party to this Agreement, except such benefits as inure to a successor or permitted assign in accordance with Section 16.6.

16.8. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.9. Construction.  The language in this Agreement is to be construed according to its fair meaning and is not to be strictly construed for or against any party.  Nothing in this Agreement is to be construed as authorizing or requiring any action that is prohibited by the Act or other applicable law, or as prohibiting any action that is required by the Act or other applicable law.

16.10. Execution of Agreement.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which together constitute one agreement.  Any signature to this Agreement evidenced by a facsimile or other electronic transmission of such signature shall be binding on the parties to the same extent as if such signature were an original.

16.11. Further Assurances.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.12. Power of Attorney.

(a) Each Member appoints the Manager and the Liquidator severally with full power of substitution, as the true and lawful attorney-in-fact for such Member, and in the name, place, and stead of such Member, to execute, certify, acknowledge, swear to, file, publish, and record:

(i) any certificate or other document that may be required to be filed by the Company or the Members in order to qualify the Company to do business in any jurisdiction, except that no such filing shall include a consent by any Member to service of process in any jurisdiction without the Member’s approval;

(ii) any amendment to the Certificate of Formation, to this Agreement, or to any other agreement or document as required or permitted by this Agreement;

(iii) any Certificate of Cancellation and other documents that may be required to effectuate the termination of the Company pursuant to the provisions of this Agreement; and

(iv) any document required of the Company to carry out the actions that the Manager is authorized to take under this Agreement.

(b) The foregoing appointment of the Manager and Liquidator as a Member’s attorney-in-fact does not grant such attorney-in-fact any power or authority to approve, consent, or agree to the substantive terms of any agreement or other document on behalf of such Member.

(c) The power of attorney granted pursuant to this Section 16.12 (i) is a special power of attorney coupled with an interest and is irrevocable, and (ii) survives the resignation or removal of a Member or the assignment of its Membership Interest.

16.13. Legal Representation.  This Agreement has been prepared by Strasburger & Price, LLP in its role as counsel to the Company.  Strasburger & Price, LLP does not represent any Member (other than MUS), and the Members should consult their own counsel to advise them regarding this Agreement and the transactions contemplated by the Company.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

3552464.5/SP/16999/0148/090111

Executed as of the Effective Date set forth above, by and among the persons signing below.

MANAGER:	/s/ Ruben S. Martin Ruben S. Martin
MEMBERS:	MARTIN UNDERGROUND STORAGE, INC. By: /s/ Ruben S. Martin Name: Ruben S. Martin Title: President and Chief Executive Officer

MARTIN OPERATING PARTNERSHIP L.P.
By:           Martin Operating GP LLC,
its general partner
By:           Martin Midstream Partners L.P.,
its sole member
By:           Martin Midstream GP LLC,
its general partner

By: /s/ Ruben S. Martin
Name: Ruben S. Martin
Title: President and Chief Executive Officer

3552464.5/SP/16999/0148/090111

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBIRD GAS STORAGE LLC

EXHIBIT A

MEMBERS’ CONTRIBUTIONS AND PERCENTAGE INTERESTS

Member Name and Address	Initial Capital Contribution			Initial Percentage Interest

						Total
Class A Member	Class A	Class B	Total	Class A	Class B	(Fully Diluted)

Martin Underground Storage, Inc. 4200B Stone Rd. Kilgore, TX 75662	All membership interests owned in Cardinal valued at $150,000,000		$150,000,000	100.00000%		71.46139%

Class B Member

Martin Operating Partnership L.P. 4200B Stone Rd. Kilgore, TX 75662		$59,903,568(1)	$ 59,903,568(1)		100.00000%	28.53861%

Total	$150,000,000	$59,903,568	$209,903,568	100.00000%	100.00000%	100.00000%

Notes:
(1) The Initial Capital Contribution of $59,903,568 by the Class B Member consists of:
(i)	$59,318,400 initial cash capital contribution to Cardinal to fund the Monroe Gas Storage acquisition
(ii)	$264,528 in additional cash capital contribution to Cardinal for a MSG Call to fund Monroe Gas Storage growth capex
(iii)	$320,640 in additional cash capital contribution to Cardinal for a MSG Call to fund Monroe Gas Storage growth capex

3552464.5/SP/16999/0148/090111

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBIRD GAS STORAGE LLC

APPENDIX A

PRINCIPLES OF ALLOCATION

A.1 Introduction.  This Appendix sets forth principles under which items of income, gain, loss, deduction and credit shall be allocated among the Members.  This Appendix also provides for the determination and maintenance of Capital Accounts, generally in accordance with Treasury Regulations promulgated under I.R.C. Section 704(b), for purposes of determining such allocations.  For purposes of this Appendix, an Assignee shall be treated in the same manner as a Member.

A.2 Definitions.  Capitalized terms used in this Appendix have the meanings set forth below or in the Agreement.

“Adjusted Capital Account Deficit” means any deficit balance in a Member’s Capital Account as of the end of a taxable year, after giving effect to the following adjustments:

(i)           Credit to the Capital Account any amounts the Member is obligated to restore pursuant to the Agreement or is deemed to be obligated to restore pursuant to (a) Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to obligations to pay partner promissory notes and other obligations to make contributions to the Company), or (b) the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) (relating to partnership minimum gain) and 1.704-2(i)(5) (relating to partner nonrecourse debt minimum gain); and

(ii)           Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Account” has the meaning set forth in Section A.3.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation is an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis.  If the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Gross Asset Value” means an asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of an asset contributed by a Member to the Company is the gross Fair Value of such asset, as determined by the contributing Member and the Manager and as set forth on Exhibit A.  If the contributing Member is the Manager, the determination of the Fair Value of a contributed asset requires the approval of a Majority-in-Interest of each Class.

(ii)           The Gross Asset Values of Company assets shall be adjusted to equal their respective gross Fair Values (taking I.R.C. § 7701(g) into account), as determined by the Manager, as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (D) the Conversion of Class B Interests into Class A Interests pursuant to Article XII of the Agreement; and (E) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a Member acting in a member capacity or in anticipation of being a Member.  Adjustments pursuant to clauses (A), (B), (C) and (D) above are required only if the Manager determines that such adjustments are necessary to accurately reflect the relative economic interests of the Members in the Company.

(iii)           The Gross Asset Value of a Company asset distributed to a Member shall be adjusted to equal the gross Fair Value (taking I.R.C. § 7701(g) into account) of such asset on the date of distribution as determined by the distributee and the Manager.  If the distributee is the Manager, the determination of the Fair Value of the distributed asset requires the approval of a Majority-in-Interest of each Class.

(iv)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to I.R.C. Section 734(b) or I.R.C. Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m). Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment is required pursuant to paragraph (ii).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) of this definition, the asset’s Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing gain and loss.

“Income”, “Gain”, “Loss” or “Deduction”, and other items mean, for each taxable year or other relevant period, an amount equal to the Company’s items of income, gain, loss or deduction, and other items for such taxable year or other relevant period, determined in accordance with I.R.C. Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to I.R.C. Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing income or gain shall be added to such taxable income or gain.

(ii)           Any expenditures of the Company described in I.R.C. Section 705(a)(2)(B) or treated as I.R.C. Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing items of loss or deduction shall be added to such items of loss or deduction.

(iii)           If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the Section A.2 definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from disposition of the asset for purposes of computing income, gain, loss or deduction.

(iv)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (unreduced by any liabilities attributable thereto), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation computed in accordance with the definition of Depreciation in Section A.2.

(vi)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to I.R.C. Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing income, gain, loss or deduction.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and shall be determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

A.3 Capital Accounts.  The Company shall determine and maintain Capital Accounts.  “Capital Account” means an account of each Member determined and maintained throughout the full term of the Company in accordance with the capital accounting rules of Treasury Regulations Section 1.704-1(b)(2)(iv).  Without limiting the generality of the foregoing, the following rules apply:

(a)           The Capital Account of each Member shall be credited with (i) an amount equal to such Member’s Capital Contributions and the Fair Value of property contributed (if permitted hereunder) to the Company by such Member, (ii) such Member’s share of the Company’s items of income or gain, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by property distributed to such Member.

(b)           The Capital Account of each Member shall be debited by (i) the amount of cash and the Fair Value of property distributed to such Member, (ii) such Member’s share of the Company’s items of loss or deduction, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)           Upon the Transfer by a Member of all or part of an interest in the Company after the Effective Date, the Capital Account of the transferor that is attributable to the transferred interest carries over to the transferee and the Capital Accounts of the Members shall be adjusted to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(d)           In determining the amount of any liability for purposes of Sections A.3(a) and A.3(b), I.R.C. Section 752(c) and any other applicable provisions of the I.R.C. and the Treasury Regulations shall be taken into account.

(e)           Except as otherwise required by Treasury Regulations Section 1.704-1(b)(2)(iv), adjustment to Capital Accounts in respect of Company income, gain, loss, deduction, and I.R.C. Section 705(a)(2)(B) expenditures (or items thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to the federal tax treatment of the corresponding tax items) at the Company level, without regard to any mandatory or elective tax treatment of such items at the Member level.

(f)           The provisions of this Appendix and of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributions or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Treasury Regulations, the Manager may make such modification if it is not likely to have a material effect on the amounts distributed or to be distributed to any Member pursuant to the Agreement.  The Manager shall make any adjustments that are necessary or appropriate (i) to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) if unanticipated events (for example, the acquisition by the Company of oil or gas properties) might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(g)           The provisions of the proposed Treasury Regulations published on January 22, 2003 (68 Fed. Reg. 2930), as they may subsequently be modified or adopted as temporary or final Treasury Regulations, shall apply with respect to any noncompensatory options issued by the Company.

A.4 Allocations of Net Profit and Net Loss

A.4.1           In General

(a)           Subject to the limitation in Section 4.1(d) below,  items of income, gain, loss and deduction equal in amount to the Company’s proportionate  share of the items of income, gain, loss and deduction attributable to Cardinal’s interest in Monroe Gas Storage shall be allocated to Class B Members in proportion to their ownership of Class B Interests.

(b)           Subject to the limitation in Section 4.1(d) below, a deduction equal to twenty percent (20%) of Overhead Expenses shall be allocated to Class B Members in proportion to their ownership of Class B Interests.

(c)           Subject to the limitation in Section 4.1(d) below, all remaining items of income, gain, loss and deduction of the Company shall be allocated to Class A Members in proportion to their ownership of Class A Interests.

(d)           No Member may receive an allocation of loss or deduction that would cause the Member to have an Adjusted Capital Account Deficit at the end of the taxable year.  Loss or deduction not allocated to a Member pursuant to this subparagraph (ii) shall be allocated to other Members according to their relative positive Capital Account balances (calculated taking into account the adjustments described in the definition of Adjusted Capital Account Deficit).

A.4.2           Regulatory Allocations.  The following special allocations shall be applied in the order in which they are listed.  Such ordering is intended to comply with the ordering rules in Treasury Regulations Section 1.704-2(j) and shall be applied consistently therewith.

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), anything to the contrary in this Section A.4 notwithstanding, if there is a net decrease in Partnership Minimum Gain during any taxable year, each Member shall be allocated items of income and gain for that taxable year (and, if necessary, subsequent taxable years) equal to that Member’s share of the net decrease in Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  This Section A.4.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent the requirements for requesting a waiver described in Treasury Regulations Section 1.704-2(f)(4) are met or the requirements for any other exception prescribed by or pursuant to Treasury Regulations Section 1.704-2(f) are met.

(b)           Partner Nonrecourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), anything to the contrary in this Section notwithstanding, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during a taxable year, then, in addition to the amounts, if any, allocated pursuant to paragraph 4.2(a), any Member with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the taxable year shall be allocated items of Company income and gain for that taxable year (and, if necessary, for subsequent taxable years) equal to that Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section A.4.2(b) is intended to comply with the chargeback of partner nonrecourse debt minimum gain required by Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent the requirements for any exceptions provided in Treasury Regulation Section 1.704-2(i)(4) are met.

(c)           Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.  An allocation pursuant to the foregoing sentence shall be made only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section A.4 have been tentatively made as if this Section A.4.2(c) were not in this Appendix.  This allocation is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof.

(d)           Gross Income Allocation.  In the event a Member has an Adjusted Capital Account Deficit at the end of any taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this clause shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section A.4 have been made as if this Section A.4.2(d) were not in this Appendix.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year shall be allocated among the Members in accordance with their relative Capital Account balances.

(f)           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)           Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to I.R.C. Section 734(b) or I.R.C. Section 743(b) is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

A.4.3           Curative Allocations.  The allocations set forth in Section A.4.2 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section A.4.3.  Therefore, any other provisions of this Section A.4 (other than the Regulatory Allocations) notwithstanding, the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section A.4.1.  In exercising its discretion under this Section A.4.3, the Manager shall take into account future Regulatory Allocations under Sections A.4.2(a) and A.4.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections A.4.2(e) and A.4.2(f).

A.4.4           Other Allocation Rules

(a)           Items of income, gain, loss or deduction, and other items shall be allocated to the Members pursuant to this Appendix A as of the last day of each taxable year, and at such times as the Gross Asset Values of Company Property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value.

(b)           If during any taxable year any Member’s Percentage Interest changes, each Member’s share of Items of income, gain, loss or deduction, and other items for such taxable year shall be determined according to their varying interests and I.R.C. Section 706(d), using any conventions permitted by law and selected by the Manager.

(c)           All allocations pursuant to this Appendix A shall, except as otherwise provided in this Agreement, be divided among the Members in proportion to the relative Capital Account balances held by each Member.

(d)           For purposes of determining a Member’s share of Company “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ shares of Company profits shall be deemed to be in proportion to their respective Capital Contributions.

(e)           To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Manager may treat any distribution of the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt (that would otherwise be allocable to an increase in Partnership Minimum Gain) as a distribution that is not allocable to an increase in Partnership Minimum Gain to the extent the distribution does not cause or increase an Adjusted Capital Account Deficit for any Member.

A.5 Tax Allocations

(a)           In General.  Except as otherwise provided in this Section A.5, each item of income, gain, loss, and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under the Agreement and this Appendix A.

(b)           Contributed or Revalued Property.  In accordance with I.R.C. Section 704(c) and the related Treasury Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value.  If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section A.2 hereof, subsequent allocations of income, gain, loss, and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under I.R.C. Section 704(c) and the related Treasury Regulations.  Any elections or other decisions relating to allocations pursuant to this Section A.5 shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Appendix A and the Agreement.

(c)           Credits.  Except as otherwise required by Treasury Regulations Section 1.704-1(b)(4)(ii), items of tax credit and tax credit recapture shall be allocated among the Members in accordance with their relative Capital Account balances.

(d)           Effect of Tax Allocations.  Allocations pursuant to this Section A.5 are solely for purposes of U.S. federal, state, and local taxes and shall not affect any Member’s Capital Account or share of Net Profit, Net Loss, or other items or distributions pursuant to any provision of this Appendix and the Agreement.